Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

NATIONAL FUEL GAS COMPANY

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $1.00 per share	Rule 457(c)	700,000	$53.72	$37,604,000	$110.20 per $1,000,000	$4,143.96

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$37,604,000		$4,143.96

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$4,143.96

(1)

Estimated solely for calculating the amount of the registration fee, pursuant to Rule 457(c) of the Securities Act of 1933, as amended, on the basis of the average of the high and low sale prices of such securities on the New York Stock Exchange on August 8, 2023, within five business days prior to filing.